Homeland Stores Inc.
                              P.O. Box 25008
                       Oklahoma City, Oklahoma 73125


                                                            April 29, 1996





Mr. Larry W. Kordisch
11324 Shady Glen Road
Oklahoma City, OK 73162

Dear Larry:

          This letter amends and restates, and supersedes in its entirety the September 26, 1995 letter regarding the terms of your employment with Homeland Stores Inc. (the "Company").

          1. Duties. You will serve as the Executive Vice President and Chief Financial Officer of the Company and Homeland Holding Corporation
( Holding ). You will devote all of your skill, knowledge and full working time (reasonable vacation time and absence for sickness or disability excepted) solely and exclusively to the conscientious performance of your duties hereunder.

          2. Base Salary. As compensation for the duties to be performed by you under the terms of this letter agreement, the Company will pay you a base salary in the amount of $150,000 per annum, payable at the same time as the Company pays salary to its other executive employees. The Company will review your base salary from time to time and, at the discretion of the Board of Directors, may increase your base salary based upon your performance and other relevant factors.

          3. Incentive Bonus. While you are providing services pursuant to this letter, you will be given the opportunity to receive an annual bonus upon the attainment of such performance objectives as the Board of Directors
shall determine from time to time after consulting with you.   Any bonus
payable to you will be paid to you at the same time as bonuses are paid to other executives.

          4. Long Term Incentive Plan. You shall be eligible to receive awards under a long term incentive compensation plan to be established by the Company at a level commensurate with your position and responsibilities with the Company.

          5. Employee Benefits. While you are providing services pursuant to this letter agreement, you will be eligible to participate in the employee benefit plans and programs generally available to the Company's employees (including, but not limited to, coverage under the Company's medical, dental, life and disability insurance plans and participation in the Company's qualified plans) as in effect from time to time on the same basis as the Company's other employees, subject to the terms and provisions of such plans and programs.

          6. Executive Perquisites. You will be eligible to receive the perquisites and other personal benefits made available to the Company's senior executives from time to time.

          7. Expenses. The Company will reimburse you for all reasonable expenses incurred by you in connection with your performance of services under this letter agreement in accordance with the Company's policies, practices and procedures.

          8. Termination of Employment. If the Company terminates your employment for any reason other than Cause or Disability prior to December 31, 1997, or if you shall terminate your employment following

               (i) the closing of a sale (a Stock Sale ) of at least 50% of the voting securities of the Company or Holding,

               (ii) the effective date of a merger (a Merger ) of Holding with or into another corporation immediately following which the persons or entities who were the shareholders of Holding immediately prior to the merger, together with their affiliates, own, directly or indirectly, less than 50% of the voting power of all voting securities of the surviving or resulting entity,

               (iii) the sale of all or substantially all of the Company s assets (an Asset Sale ), or

               (iv) a Change of Control (as defined in the Amended and Restated Revolving Credit Agreement dated as of April 21, 1995, among National Bank of Canada, as agent, the Company and Holding) (a Stock Sale, a Merger, an Asset Sale or a Change of Control being referred to herein as a Trigger Event),the Company will pay you an amount equal to the sum of

               (i) two times your Base Salary in effect immediately prior to a Trigger Event, and

               (ii) an amount equal to the product of (A) your target bonus under the incentive bonus plan described in Section 3 of this letter for the year in which your termination occurs and (B) a fraction, the numerator of which is the number of days during such year prior to and including the date of your termination of employment and the denominator of which is 365.

The Company will pay you the cash amounts in a lump sum payment no later than 5 business days after the date your employment terminates or in 24 approximately equal monthly installments, as directed by you at your option. Such amounts will not be subject to any offset, mitigation or other reduction as a result of your receiving salary or other benefits by reason of your securing other employment.

          The Company will also continue your coverage under the medical, dental, vision, life and disability insurance and other welfare benefits provided to its other executive employees (the Welfare Benefit Arrangements) for a period of two years after the date your employment terminates; provided however,that if the Company is unable to or chooses not to continue any such coverage for all or any portion of such period, it shall not be obligated to provide such coverage and shall instead pay you (within 15 days after such coverage is to cease) an amount equal to (A) the remainder of (x) 24 minus
(y) the number of months that such coverage that is so provided times (B) the monthly amount it would have paid with respect to such coverage under the applicable Welfare Benefit Arrangement.

          You will also have the option to purchase the automobile furnished to you by the Company during your employment at its fair market (wholesale) value.

          For purposes of this letter agreement, a Stock Sale, a Merger, an Asset Sale or a Change of Control involving the Company, Holding or the Reorganized Issuer (as defined in the Senior Secured Note Restructuring Term Sheet (the Term Sheet ) approved by the Company s Board of Directors at a meeting held on March 20, 1996) shall be deemed to be a Trigger Event; provided, however, that the Restructuring (as defined in the Term Sheet) shall be deemed to be a Trigger Event only if you shall terminate your employment for Good Reason following the Restructuring and prior to a Trigger Event occurring subsequent to the Restructuring. For purposes of this letter agreement, a termination by you shall be treated as having occurred for Good Reason if it occurs within 30 days following the occurrence of any of the following events without your prior written consent: (i) your removal or any failure to reelect or redesignate you to the position of Executive Vice President-Finance and Chief Financial Officer of the Company, except in connection with a termination of your employment by the Company for Cause; (ii) a diminution in your responsibilities with the Company; (iii) a change in your location of employment from Oklahoma City; or (iv) a material reduction in your Base Salary or your incentive bonus opportunity.

          If the Company terminates your employment for Cause or due to your death or Disability, you will only be entitled to receive (i) your Base Salary earned through the date of such termination, (ii) all benefits due and owing through the date of such termination and (iii) the amount necessary to reimburse you for expenses incurred prior to the date of such termination for which the Company has agreed to reimburse you and, to the extent provided under the Company s generally applicable policies and procedures, any unused vacation time,plus (iv) if your employment terminates upon your death or Disability, your target bonus under the incentive bonus plan described in Section 3 of this letter for the portion of the incentive year that precedes the date of such termination, such target bonus to be a pro rata amount of the target bonus payable for the entire incentive year.

          As used herein, Cause means (i) your willful failure to perform substantially your duties as an officer and employee of the Company (other than due to physical or mental illness), (ii) your engaging in serious misconduct that is injurious to the Company, (iii) your having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony, or
(iv) your unauthorized disclosure of confidential information (other than to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate governmental agency) that has resulted or is likely to result in material economic damage to the Company.
Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there is delivered to you a copy of a resolution duly adopted by the Company's Board of Directors, finding that the Company has  Cause  to terminate you as contemplated in this paragraph.
As used herein,   Disability  means that, as a result of your incapacity due to physical or mental illness, you have been absent from your duties to the Company on a substantially full-time basis for 180 days in any twelve-month period and within 30 days after the Company notifies you in writing that it intends to replace you, you shall not have returned to the performance of your duties on a full-time basis.

          9. Binding Effect. This letter agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you under this letter agreement if you had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this letter agreement to your personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or estate, as the case may be.

          10. Indemnification. The Company agrees to indemnify you to the fullest extent permitted under its Bylaws as in effect from time to time.

          11. General Provisions. No provisions of this letter agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Company's Board of Directors and is agreed to in a writing signed by you and such Company officer as may be specifically designated by the Board.

          No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this letter agreement.
The invalidity or unenforceability of any one or more provisions of this letter agreement will not affect the validity or enforceability of any other provision of this letter agreement, which will remain in full force and effect. This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

          All amounts payable to you hereunder will be paid net of any and all applicable income or employment taxes required to be withheld therefrom under applicable Federal, State or local laws or regulations.

          The validity, interpretation, construction and performance of this letter agreement will be governed by the laws of the State of Oklahoma, without giving effect to its conflict of laws provisions.

          If the foregoing accurately sets forth the terms of your employment with the Company, please so indicate by signing below and returning one signed copy of this letter agreement to me.

                              Sincerely,

                              HOMELAND STORES, INC.



                              B. Charles Ames, Chairman of the Board

ACCEPTED AND AGREED as
of this ___ day of April, 1996



Larry W. Kordisch

129655